Exhibit 99.1

Kodak Reports 1st Quarter 2009 Results, Reflecting Continued Impact of Global Economic Slowdown

1st Quarter Sales Decline to $1.477 Billion; Company Holds or Grows Market Share in Key Businesses Despite Slow Economy and Inventory Resets by Distributors and Retailers;

Kodak Ends 1st Quarter with Cash Balance of More Than $1.3 Billion; Cash Usage in Line with Company’s Seasonal Trend;

Company Takes Additional Actions to Address Impact of Global Recession and Conserve Cash, Including Suspension of Dividend;

Kodak Maintains Full-Year 2009 Goals

ROCHESTER, N.Y.--(BUSINESS WIRE)--April 30, 2009--Eastman Kodak Company (NYSE:EK) today reported first-quarter 2009 results, which reflect the continuing impact of the global recession, business seasonality, as well as restructuring actions that the company is taking to address the economic climate.

For the first quarter, Kodak reported a loss from continuing operations of $360 million, or $1.34 per share, and a Net Loss of $353 million, or $1.32 per share. First-quarter sales were $1.477 billion, a 29% decline from the year-ago quarter, including approximately 6% of unfavorable foreign exchange impact.

“Despite the ongoing impact of the global recession, Kodak continues to bring to market innovative products that customers are embracing, and we are gaining or maintaining market share,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “In the first quarter, our consumer inkjet printer hardware and ink revenue grew by more than 100% in a market that declined with the overall economy. We also just announced the fifth beta site for our innovative Stream inkjet technology printhead, which is ahead of plan and which gives us increased confidence that we will have a full Stream press available by early 2010. Our cash usage during the quarter was consistent with our seasonal trend, we have the financial resources to fully execute our business strategy, and we are maintaining our full-year goals.”

For the first quarter of 2009:

  Sales worldwide totaled $1.477 billion, a decrease of 29% from $2.093 billion in the first quarter of 2008, including approximately 6% of unfavorable foreign exchange impact. Revenue from digital businesses totaled $972 million, a 29% decline from $1.366 billion in the prior-year quarter, primarily as a result of the global recession and continued restrictions in the credit markets. Revenue from the company’s traditional business decreased 31% to $503 million, primarily as a result of accelerated industry-related declines in Film Capture and Traditional Photofinishing.
  The company’s first-quarter loss from continuing operations, before interest expense, other income (charges), net, and income taxes was $336 million, compared with a loss on the same basis of $81 million in the year-ago quarter.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported a first-quarter loss from continuing operations of $360 million, or $1.34 per share, compared with a loss on the same basis of $114 million, or $0.40 per share, in the year-ago period. Items of net expense that impacted comparability in the first quarter of 2009 totaled $105 million after tax, or $0.39 per share, primarily related to restructuring charges. Items of net expense that impacted comparability in the first quarter of 2008 totaled $2 million after tax, or $0.01 per share. (Please refer to the attached Items of Comparability table for more information.)

Other first-quarter 2009 details:

  Gross Profit was 13.1% of sales, a decline from 20.3% in the year-ago period. This decline in margin was driven by reduced volumes, along with the impact of negative price/mix, lower intellectual property royalties, and unfavorable foreign exchange, partially offset by continued cost reductions.
  Selling, General and Administrative (SG&A) expenses were $308 million in the first quarter, down 20%, or $77 million, from $385 million in the year-ago quarter.
  Research and Development expenses were $110 million in the first quarter, down 21%, or $30 million, from $140 million in the year-ago quarter.
  First-quarter cash generation reflected a use of $808 million, compared with a use of $764 million in the year-ago quarter. This corresponds to net cash used in continuing operations from operating activities on a GAAP basis of $784 million in the first quarter, compared with net cash used of $767 million in the first quarter of 2008. Cash performance during the first quarter of 2009 reflects lower earnings due to weak global demand, seasonal working capital usage and restructuring payments, partially offset by a cash receipt related to a previously announced non-recurring intellectual property licensing agreement. As was the case in 2008, the company expects cash usage to be heaviest in the first quarter, with cash trends expected to be significantly improved as the year progresses.
  Kodak held $1.309 billion in cash and cash equivalents as of March 31, 2009.
  The company’s debt level stood at $1.306 billion as of March 31, 2009.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Consumer Digital Imaging Group first-quarter sales were $369 million, a 33% decline from the prior-year quarter, including approximately 5% of unfavorable foreign exchange impact. First-quarter loss from operations for the segment was $157 million, compared with a loss of $111 million in the year-ago quarter. The first-quarter loss was driven primarily by market-related volume declines, including inventory resets by retailers and price/mix impacts, including lower intellectual property licensing royalties, and unfavorable foreign exchange. This was partially offset by improved profitability in consumer inkjet systems, driven by a more than 100% revenue increase in consumer inkjet printer hardware and ink along with lower costs as a result of the company’s move to a more efficient product platform, and reduced SG&A and R&D expenses across the segment. Kodak continues to forecast an average of $250 million to $350 million in intellectual property licensing revenue in 2009 and for the next few years.
  Graphic Communications Group first-quarter 2009 sales were $603 million, a 26% decline from the first-quarter of 2008, including approximately 6% of unfavorable foreign exchange impact. This revenue decrease was primarily driven by a market-related decline of 30% in Prepress Solutions and associated workflow, including inventory resets by distributors, and a 12% price/mix-related decline in digital printing. First-quarter loss from operations for the segment totaled $60 million, compared with a loss of $1 million in the year-ago quarter. This earnings decline was primarily driven by lower volume and price/mix across several product lines, along with a negative impact from foreign exchange, partially offset by reductions in SG&A and R&D costs.
  Film, Photofinishing and Entertainment Group first-quarter sales were $503 million, a 31% decline from the year-ago quarter, including approximately 7% of unfavorable foreign exchange impact. First-quarter earnings from operations for the segment were $8 million, compared with earnings of $26 million in the year-ago period. These earnings results were driven by declines in consumer film sales volumes, price/mix across several product lines and unfavorable foreign exchange impacts, primarily in Entertainment Imaging, partially offset by significant cost reductions and the impact of previously announced changes in post-employment benefits.

Additional Actions Underway to Address Global Recession

As previously announced, Kodak is taking a number of specific actions to strengthen its operations and become more competitive in the face of the continuing global economic downturn. These actions, which are already underway, include the previously announced reduction of 3,500 to 4,500 positions worldwide, the majority of which the company expects to complete in the first half of 2009.

Additionally, in order to conserve cash and protect its investments in core digital growth businesses, today Kodak announced that its Board of Directors has decided to suspend future cash dividends on its common stock effective immediately.

The company also announced additional temporary compensation-related actions for 2009. Beginning immediately and continuing through the end of 2009, Chairman and Chief Executive Officer Antonio M. Perez will reduce his salary by 15%. Members of Kodak’s Board of Directors will also reduce their direct cash compensation by 10% for the remainder of 2009. In addition, other members of the company’s senior leadership team will reduce their base salary for the balance of 2009 by 10%. All other U.S.-based Kodak employees will take one week of unpaid leave between now and the final pay period of the year. The company is also exploring alternatives to conserve cash in other countries and regions beyond the U.S.

“In the face of this challenging economic environment, we continue to work on those things within our control – focusing on our core digital technologies, optimizing our portfolio of cash generating businesses, achieving the full potential of our transformational businesses, reducing our cost structure and conserving cash,” said Perez. “The additional steps we are announcing today will enable us to continue our cost reduction efforts while helping to avoid the need for further position reductions beyond our current restructuring program. When the economy does improve, Kodak will be well positioned for success, and we will have a strong team in place to capture the growth opportunities that are ahead of us.”

2009 Goals

For 2009, on a continuing operations basis, Kodak maintains the goals provided in the company’s February investor meeting, including:

  Digital revenue decline of 6% to 12%; overall revenue decline of 12% to 18%;
  2009 GAAP loss from continuing operations of $200 million to $400 million; and segment earnings of $0 to $200 million;
  Cash generation before dividends and restructuring of between $75 million and $325 million; and cash generation of negative $200 million to positive $100 million before dividends and after taking into account restructuring payments;
  Earnings Before Interest, Taxes, Depreciation, and Amortization, excluding restructuring, of $475 million to $675 million.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document that typically is filed with the company's earnings news release is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1) Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings

2) Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: 913-981-5540, access code 7349776. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Thursday, April 30, by dialing 719-457-0820, access code 7349776. The playback number will be active until Thursday, May 7, at 5:00 p.m. Eastern Time.

For those wishing to participate via the webcast, please access our kodak.com Investor Relations webpage at: http://www.kodak.com/go/invest. The webcast audio will be archived and available for replay on this site approximately one hour following the live broadcast.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this report may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: its ability to address the impact of the economic downturn including the transformation of certain of its businesses; its employment reductions and savings under its restructuring program and other rationalization activities; contingencies such as litigation and environmental matters; revenue; the ability to generate cash and cash needs; liquidity; guarantees; and benefits costs.

Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

  execution of digital growth and profitability strategies, business model and cash plan;
  alignment of the Company’s cost structure to the new economic realities and the decline in the Company’s traditional businesses;
  execution of the Company’s priorities to fund core investments, transform portions of its product portfolio and drive positive cash flow;
  performance under the Amended Credit Agreement;
  development and implementation of product go-to-market and e-commerce strategies;
  protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;
  execution of intellectual property licensing programs and other strategies;
  integration of the Company's businesses to SAP, the Company's enterprise system software;
  commercialization of the Company’s breakthrough technologies;
  ability to accurately predict product, customer and geographic sales mix and seasonal sales trends;
  management of inventories, capital expenditures, working capital and cash conversion cycle;
  integration of acquired businesses and consolidation of the Company's subsidiary structure; and
  implementation of improvements in productivity and supply chain efficiency and continued availability of essential components and services from concentrated sources of supply.

The forward-looking statements contained in this report are subject to the following additional risk factors:

  inherent unpredictability of currency fluctuations, commodity prices, interest rates and raw material costs;
  volatility in the financial markets and the availability of credit;
  the nature and pace of technology evolution;
  changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;
  pension and other postretirement benefit cost factors such as actuarial assumptions, market performance, and employee retirement decisions;
  general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;
  the severity and duration of the economic downturn and its effect upon customer spending and the availability of credit to commercial customers;
  possible impairment of goodwill and other assets;
  continued effectiveness of internal controls; and
  other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.

Eastman Kodak Company

First Quarter 2009 Results

Non-GAAP Reconciliations

Within the Company's first quarter 2009 earnings release, reference is made to certain non-GAAP financial measures, including “1st Quarter Digital Revenue”, “1st Quarter Traditional Revenue”, “1st Quarter Cash Generation (Use) Before Dividends”, “Digital Revenue Goal”, “Segment Earnings Goal”, “Cash Generation Before Dividends and Restructuring Goal”, “Cash Generation Before Dividends Goal” and “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Excluding Restructuring Goal”.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow on a year-over-year and quarter-sequential basis.

The following reconciliations are provided with respect to terms used in the April 30, 2009 press release.

The following table reconciles 1st quarter digital revenue and 1st quarter traditional revenue to the most directly comparable GAAP measure of 1st quarter total company revenue (dollar amounts in millions):

	Three Months Ended
	3/31/2009	3/31/2008	Decline

Digital revenue, as presented	$972	$1,366	-29%
Traditional revenue, as presented	503	724	-31%
All other revenue	2	3	-33%
Total company revenue (GAAP basis), as presented	$1,477	$2,093	-29%

The following table reconciles 1st quarter cash generation (use) before dividends to the most directly comparable GAAP measure of 1st quarter net cash used in continuing operations from operating activities (amounts in millions):

	Three Months Ended
	3/31/2009	3/31/2008

Cash generation (use) before dividends, as presented	$(808)	$(764)
Proceeds from sales of businesses/assets	(2)	(55)
Free cash flow	$(810)	(819)
Additions to properties	26	52
Net cash used in continuing operations from operating activities (GAAP basis), as presented	$(784)	$(767)

The following table reconciles digital revenue goal to the most directly comparable GAAP measure of total company revenue goal:

2009
Goal

Digital revenue decline, as presented	(6)%-(12)%
Traditional revenue decline	(25)%-(30)%
All other revenue	-
Total company revenue decline (GAAP basis), as presented	(12)%-(18)%

The following table reconciles segment earnings goal to the most directly comparable GAAP measure of loss from continuing operations before interest expense, other income (charges), net and income taxes goal (amounts in millions):

2009
Goal

Segment earnings, as presented	$0-$200
Restructuring costs, rationalization and other	(300)-(250)
Other income (expense), net	10
Loss from continuing operations before interest expense, other income (charges), net and income taxes (GAAP basis)	$(265)-$(65)

The following table reconciles cash generation before dividends and restructuring goal and cash generation before dividends goal to the most directly comparable GAAP measure of net cash (used in) provided by continuing operations from operating activities goal (amounts in millions):

2009
Goal

Cash generation before dividends and restructuring, as presented	$75-$325
Cash restructuring payments	(275)-(225)
Cash generation before dividends, as presented	(200)-100
Proceeds from sales of businesses/assets	(150)
Free cash flow	(350)-(50)
Additions to properties	225
Net cash (used in) provided by continuing operations from operating activities (GAAP basis)	$(125)-$175

The following table reconciles EBITDA excluding restructuring goal to the most directly comparable GAAP measure of loss from continuing operations goal (amounts in millions):

2009
Goal

EBITDA excluding restructuring, as presented	$475-$675
Restructuring charges	(300)-(250)
EBITDA	200-400
Depreciation and amortization	~(475)
Provision for income taxes	(90)-(60)
Interest expense, net	~(60)
Loss from continuing operations (GAAP basis)	$(400)-$(200)

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the first quarter of 2009 and 2008, respectively.

	1st Quarter

	2009		2008
(in millions, except per share data)
	$	EPS	$	EPS

Loss from continuing operations - GAAP	$(360)	$(1.34)	$(114)	$(0.40)

Items of Comparability - Expense/(Income):

Restructuring charges (COGS)	7	0.03	-	-

Rationalization charges (Research and development costs)	-	-	1	0.00

Restructuring charges / (Curtailment gains) (Restructuring, rationalization and other)	109	0.40	(10)	(0.03)
Total restructuring and rationalization charges	116	0.43	(9)	(0.03)

Legal contingencies and settlements (COGS)	5	0.02	10	0.03

Losses (Gains) on asset sales, or impairments (Other operating income/(expense), net)	4	0.01	(10)	(0.03)
Tax impacts of the above items, net (Benefit) provision for income taxes)	(8)	(0.03)	1	-
Total Items of comparability, net of tax, before discrete tax items	117	0.43	(8)	(0.03)
Discrete tax items (Benefit) provision for income taxes)	(12)	(0.04)	10	0.04
Total Items of comparability, net of tax	105	0.39	2	0.01

CONTACT:
Financial Media:
Kodak
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
OR
Christopher Veronda, +1 585-724-2622
christopher.veronda@kodak.com
OR
Investor Relations:
Kodak
Ann McCorvey, +1 585-724-5096
antoinette.mccorvey@kodak.com
OR
Angela Nash, +1 585-724-0982
angela.nash@kodak.com